                                                                    EXHIBIT 10.9



                           TUBERCULOSIS COLLABORATION
                              AND LICENSE AGREEMENT


                                     BETWEEN


                               CORIXA CORPORATION


                                       AND


                       SMITHKLINE BEECHAM BIOLOGICALS S.A.








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



                                TABLE OF CONTENTS


1.   Scope of Research Program; Other Activities                           3
2.   Product(s)                                                            3
3.   Territory                                                             4
4.   Option: Right of First Negotiation                                    4
5.   Option and Research Program Term and Termination                      5
6.   License Payments                                                      6
7.   Royalties                                                             7
8.   Other Terms                                                           9
9.   Definitions                                                          10
10.  Joint Research Team                                                  12
11.  Equity                                                               13
12.  Inventions                                                           13
13.  Patents; Prosecution and Litigation                                  13
14.  Confidentiality; Publicity; Publications                             15
15.  Governing Law; Arbitration                                           16
16.  Miscellaneous                                                        17
17.  Notices                                                              18
18.  Assignment                                                           18
19.  Warranties and Representations                                       18
20.  Term and Termination                                                 19
21.  Rights and Duties Upon Termination                                   20
22.  Indemnification                                                      20
Schedule 1                                                                22



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


                TUBERCULOSIS COLLABORATION AND LICENSE AGREEMENT

         THIS TUBERCULOSIS COLLABORATION AND LICENSE AGREEMENT (together, with the attachments hereto, the "Agreement ") is entered into the 6th day of October, 1995 (the "Effective Date") by and between CORIXA CORPORATION, a Delaware corporation with its principal place of business located at 1124 Columbia Street, Suite 464, Seattle, Washington 98104 ("Corixa") and SmithKline Beecham Biologicals S.A., a Belgian corporation with its principal place of business at Rue de l'Institut 89, B-1330 Rixensart, Belgium ("SB")

                                   WITNESSETH:

         WHEREAS, Corixa and SB desire to collaborate in the research and development of antigens for the development of a vaccine product or products for the prevention and/or treatment of tuberculosis and wish to memorialize their agreement with respect to such collaboration in this Agreement;

         WHEREAS, Corixa has agreed to license certain intellectual property rights related to the subject matter of the collaboration subject to the terms and conditions of this Agreement;

         NOW, THEREFORE, for and in consideration of the mutual observance of the covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. SCONE OF RESEARCH PROGRAM; OTHER ACTIVITIES. The parties will collaborate in the discovery and development of antigens for use in vaccine(s) for the prevention and/or treatment of mycobacterium tuberculosis hereinafter "Mtb"). The program of activities to be conducted by Corixa and SB during the term of the Agreement is set forth in Schedule 1 (the "Research Program"). No material deviation in the subject matter and scope of such Research Program shall be made without the mutual and written agreement of both parties.

         Except as set forth in Sections 4.b. and 5.c. respectively, during the term of this Agreement, Corixa shall not enter into any commercial agreement with a third party with respect to a collaboration regarding Mtb. Notwithstanding the preceding sentence, Corixa may enter into research agreements that provide for the in-licensing of intellectual property that may be useful in the collaboration described in this Agreement; provided that any such agreement shall provide that Corixa will own and/or control all intellectual property rights related to Mtb arising from such agreement.

2. PRODUCT(S). The objective of the Research Program will be the development of a Mtb vaccine consisting [***] and possibly consisting, in addition to [***] of [***] (collectively, the "Product"). At SB's option, such combinations may result in discrete versions of the Product, consisting of potentially different mixtures of [***]. Also included in the Product and in the licenses granted herein shall be [***].



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

3.       TERRITORY.  The Territory is divided into two parts:

         (a)  Subterritory A includes [***]; and

         (b)  Subterritory B includes [***].

4.       OPTION: RIGHT OF FIRST NEGOTIATION.

         (a) SB will have an option, exercisable at any time during the Option Term (as defined below) through written notice to Corixa to have
              (i) an exclusive license under the Corixa Patents and Joint Research Program Patents (each as defined in Section 9 below) and under any Know-How (as defined in Section 9 below) to make, have made, use, sell and have sold any and all Product(s) in any formulation, configuration and/or combination in Subterritory A for use as an in vivo administered vaccine for the prevention and/or treatment of Mtb in humans and (ii) a co-exclusive (with Corixa) license under the Corixa Patents and Joint Research Program Patents (as defined in Section 9 below) and under any Know-How (as defined in Section 9 below) to make, have made, use, sell and have sold any and all Product(s) in any formulation, configuration and/or combination in Subterritory B for use as an in vivo administered vaccine for the prevention and/or treatment of Mtb in humans (collectively, the "Option"). Upon exercise of such Option and payment of the amount set forth in subparagraph 6
              (b) (i), the licenses described in this subparagraph shall be in full force and effect. Such licenses will include hill rights of sublicense by SB. SB agrees it will exercise at least the same level of diligence in the clinical development and commercialization of Product within Subterritory A as it currently uses, or in the past has used, with respect to its own commercially successful products.

         (b) During the Option Term (as it may be extended from time to time), SB or any Affiliate (as defined in Section 9 below) shall have the first right to negotiate for a license to diagnostic, pharmaceutical and/or ex vivo prophylactic and/or therapeutic vaccine applications of technology and/or patents owned and/or controlled by Corixa in the field of Mtb at such time (including Corixa Patents and Joint Research Program Patents) as follows. From time to time as appropriate, Corixa shall give notice to SB that its technology and/or patents are available for license, which notice shall contain hill disclosure of information available to Corixa with respect to such technology and/or patents and terms upon which Corixa would be willing to enter into such a license for such patents and/or technology. Thereafter, if within [***] SB does not respond by agreeing to the terms proposed by Corixa or with a comprehensive term sheet of a license agreement for such technology and/or patents acceptable to Corixa, Corixa shall have the right to present such technology and/or patents to third parties with a view towards entering into a collaborative agreement with such third parties with respect to such patents and/or technology. In the event that SB does respond within the aforementioned [***] period with agreement to the terms presented by Corixa or with a comprehensive term sheet that is acceptable to Corixa, SB shall enter into a written binding letter of intent based on the terms set forth in such comprehensive term sheet within the [***] period immediately following Corixa's notification of acceptance. In the event the proposal contained in the term sheet presented by SB within the [***] period is not acceptable to Corixa, Corixa shall inform SB in writing and agrees that before entering into any arrangement with a third party, Corixa will, within the [***] period following the initiation [***], offer SB the right to match any terms offered by such third party during such [***] period; provided that SB must agree in writing to such terms within the [***] described above or Corixa will be free to enter into an arrangement with a third party. During the [***], Corixa shall provide SB with periodic updates on material developments with respect to the technology and/or patents provided to SB. In all cases, after the [***], Corixa shall be free to enter into an arrangement with a third party with respect to patents and/or technology previously presented to SB.

         (c) With the exception of the license, negotiation and/or first refusal rights [***] applications set forth in this Agreement, all rights to other applications of the Corixa Patents and/or Know-How, including veterinary applications, remain with Corixa. Ownership of Joint Research Program Patents shall be as set forth in Section 12.

         (d) In the event that a governmental agency in any country or territory grants or compels Corixa to grant a license to any third party for product(s) that compete(s) with Product, SB shall have the benefit in such country or territory (and any other country into which products that compete with Products are sold by such third party compulsory licensee) of the terms granted to such third party to the extent that such terms are more favorable to the third party than those granted to SB under this Agreement.

5.       OPTION AND RESEARCH PROGRAM TERM AND TERMINATION

         (a) The Research Program will have an initial term of two (2) years, effective 1 June, 1995 and ending 31 May, 1997.

         (b) The Option term will be effective from 1 September, 1995 to 30 August, 1997 ("Option Term"). In the event SB exercises its Option, SB shall have no obligation to renew the Research Program beyond the second year, and any such renewal shall be at SB's entire discretion. In the event both parties are agreed, the Research Program and Option may be renewed on terms to be mutually agreed at the time of renewal. However, in the event Corixa fails to deliver, within the Option Term, [***] the Option Term shall be automatically and without further consideration extended by the shorter of three (3) months following [***], or one (1) year from the end of the Option Term. If after such time Corixa has still failed to [***] to SB, SB shall have a first right of refusal on


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
              terms at least as favorable as the Option herein contained of three (3) years on any Mtb intellectual property rights owned and/or controlled by Corixa for vaccine use in humans.

         (c) At least six (6) months prior to the end of the initial Option Term and provided Corixa has met the milestone [***] as set forth in subparagraph 5.b, SB shall, if it so desires, provide Corixa with a written notice of its intent to renew the Research Program and extend its Option for a minimum of one (1) additional year. In the event SB does not provide such notice, and provided SB has not exercised its Option, Corixa shall be free to initiate discussions and negotiations with other parties pertaining to future rights to products and future research programs in the area of Mtb, provided, however, that in the event Corixa agrees to terms with respect to a research agreement in the area of Mtb with a party other than SB prior to ninety (90) days before the end of the Option Term, SB shall have a right of first refusal to extend the Research Program and/or Option Term on the same or better terms. Such right of refusal shall terminate at the end of the Option Term. Notwithstanding anything to the contrary in this Agreement including but not limited to the fact that Corixa may have entered into discussions and has agreed to terms with a third party as set forth above, the parties will maintain the right to extend the Option and to continue the Research Program on terms mutually acceptable to the parties, and SB will maintain its right to exercise the Option, until the Option Term expires.

         (d) Notwithstanding anything to the contrary in this Agreement, in the event SB exercises its Option, to which it retains full right until expiration of the Option Term, SB shall have the licenses set forth in Section 4(a) and Corixa shall have no residual rights to Corixa Patents, Joint Research Program Patents and/or Know-How for use as an in vivo administered vaccine for the prevention and/or treatment of Mtb in humans, other than specifically mentioned in Section 4(a), 4(b) and 4(c).


6. LICENSE PAYMENTS. SB will make the following payments to Corixa under the Agreement by wire transfer of immediately available funds:

         (a) As a technology access fee, (i) [***] upon execution of the Agreement; (ii) [***] on December 1, 1995; (iii) [***] on March 1, 1996; (iv) [***] on June 1, 1996; (v) [***] on September 1, 1996;
              (vi) [***] on December 1, 1996; and (vii) [***] on March 1, 1997.

         (b) In the event SB exercises the Option to the license under Section 4(a) above SB agrees to pay Corixa the following fees:

              (i) as a condition of such exercise, the sum of [***] via wire transfer of immediately available hinds; and


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              (ii)  subsequent one-time milestone payments, made via wire transfer of immediately available funds, based upon completion of the following with respect to the first
                    Product:

                    A)  start Phase 1 clinical trials      :  [***]
                                                              US dollars)

                    B)  end Phase 1 clinical trials        :  [***]
                                                              US dollars)

                    C)  end Phase 2 clinical trials        :  [***]
                                                              US dollars)

                    D)  end Phase 3 clinical trials        :  [***] US dollars)

                    E)  Regulatory Approval in at          :  [***] US dollars)
                        least one (1) major country
                        of Europe (being UK, France,
                        Germany, Italy or Spain)

                    F)  Regulatory Approval in USA         :  [***]

         Regulatory approval milestones will be creditable against future royalties, provided royalties are not reduced by more than [***] in any given year. Any uncredited portion will be carried forward for credit in subsequent years.


         (c) In the event SB wishes to extend the Research Program and the Option Term, the following technology access fees are foreseen, which will be increased or decreased by mutual agreement of the parties based upon the scope of work to be conducted:

              i)   For the [***] year [***] US dollars)

              ii)  For the [***] year [***] US dollars)

7. ROYALTIES. SB will pay Corixa a royalty on Net Sales of Products as follows:

         (a) Subject to subparagraph (b) below, on annual Net Sales of Products sold in countries where current claims of any Corixa Patent and/or Joint Research Program Patent are issued or pending for no longer than [***], SB shall pay a royalty on annual Net Sales of each Product. Such royalty shall increase for Net Sales above certain levels and shall be payable as follows: (i) on the portion of annual Net Sales of a given Product up to the [***], SB shall pay a royalty of [***] per annum; (ii) on the portion of annual Net Sales of a given Product between [***], SB shall pay a royalty of [***] per annum and (iii) on the portion of annual Net Sales of a given Product over [***], SB shall pay a royalty of [***] per annum (the "Patent Royalty").



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
         (b) Provided SB has actually received and uses Know-How from Corixa in any Product, which Know-How is Secret, Substantial and has been Identified by Corixa, the percentage royalty rates specified in subparagraph 7(a) above will be paid but reduced [***] for any Product sold into a country where, (x) a patent application for a Corixa Patent and/or a Joint Research Program Patent with claims covering the Product has been pending and no patent with claims covering such Product has issued for a period of more than [***] or (y) no patent application with claims covering such Product has been filed in the country of sale (the "Know-How Royalty"). Royalties under this subparagraph 7(b) shall expire, on a country-by-country basis, [***] after first launch of a Product in any such country. For purposes of this Agreement, the terms "Corixa Patents," "Joint Research Program Patents," "SB Patents", "Know-How", "Secret", "Substantial" and "Identified" shall have the meaning as ascribed to such terms in Section 9, below.

         (c) Except for additional Mtb antigens, which shall be treated as set forth in Section 9(a)(ii) hereof, and/or third party(ies) blocking patents covering antigens licensed hereunder which are covered in
              Section 7(d) hereof, SB and Corixa shall [***], which may include but shall not be limited to royalties payable for adjuvants and other technology included in the Product. Corixa's contribution to such share shall be through a reduction in the patent royalty payable to Corixa by SB, provided however that there shall in no event be a reduction in the royalty rate payable to Corixa greater than [***] (i.e. reducing the rate from [***] on the portion of all sales of a given Product up to annual Net Sales of [***] on the portion of all sales of a given Product for annual Net Sales of between [***], and [***] on the portion of all sales of given Product for annual Net Sales exceeding [***]. For the Know-How Royalty, the royalty rates, as set forth in subparagraph 7(b) shall apply on the rates as reduced according to this subparagraph 7(c), provided SB has royalty obligations towards third party(ies) on its sales in those countries.

         (d) In the event of an issued third party blocking patent covering antigens licensed hereunder, royalty obligations to the third party will be [***] provided that in no event shall royalties paid to Corixa be reduced to more than [***] of the otherwise payable royalty.

         (e) SB shall provide a royalty report and, if applicable, a royalty payment to Corixa every six (6) months. The report and payment relating to Net Sales shall be provided within sixty (60) days after June 30 and December 31 of each calendar year and shall include all Net Sales of Products or Combination Products (as defined in Paragraph 9 below) by SB and its Affiliates, licensees or sublicensees. SB shall keep, and require any Affiliate, licensee and sublicensee to keep, for a period not less than five
              (5) years, complete and accurate records of all Net Sales of each Product and Combination Product. Corixa shall have the right, at Corixa's sole expense, through a certified public accountant reasonably acceptable to SB,



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
              and following reasonable notice, to examine such records during regular business hours during the life of the SB obligation to pay royalties on Product and Combination Product; provided, however, that such examination shall not (i) be of records for more than the prior two (2) years, (ii) take place more often than once a year, and (iii) cover any records which date prior to the date of the last examination, and provided further that such accountants shall report to Corixa only as to the accuracy of the royalty statements and payments. Copies of such reports shall be supplied to SB. In the event the report demonstrates that SB has underpaid royalties, SB shall pay such royalties immediately upon request of Corixa. If SB has overpaid royalties, SB may deduct such over-payments from future royalties owed to Corixa.

         (f) In addition to, and simultaneous with, the royalty reports set described in Section 7(e) above, SB's Senior Vice President and General Manager shall deliver to Corixa a certificate (the "Royalty Certificate") stating that during the previous six (6) month period, the following factors (the "Royalty Factors") have equaled in the aggregate no more than [***] of total sales of Product during such six (6) month period: (i) normal customary trade discounts allowed and taken; (ii) rebates to wholesalers;
              (iii) any deductions allowed for government-mandated vaccine insurance premiums, such as the National Childhood Vaccine Injury Act in the US; and (iv) any deduction, at standard cost, for special administration devices and the packaging and filling thereof, such as pre-filled syringes. In the event the Royalty Factors exceed [***] in any six (6) month period, SB may deduct such greater percentage for such six (6) month period only, but shall provide Corixa with a written explanation setting forth the reasons for such excess and shall provide Corixa with a certificate that will state that the pricing of all Products sold by SB and/or its Affiliates has been on an "arms length" basis and not set so as to subsidize sales of other products sold by SB and/or its Affiliates. In the event of a disagreement with respect to size of the Royalty Factors in any given six (6) month period, the CEO of Corixa and the Senior Vice President and General Manager of SB shall first attempt to resolve such disagreement through good faith negotiation. In the event such resolution is not achieved, the disagreement shall finally be resolved through arbitration pursuant to Section 15 hereof.

         (g) Royalties shall be paid by SB in US dollars with currency conversions calculated based upon the applicable closing exchange rates quoted by the Foreign exchange desk of the General de Banque, Brussels, Belgium on the last business day of the applicable six (6) month period.

8.       OTHER TERMS.

         (a) MARKETING RIGHTS. Upon receipt of regulatory approval in the Territory, SB shall use its reasonable commercial efforts to launch and market the Product. Under the license granted herein, SB may select sublicensees to maximize market penetration. Corixa may review product marketing plans prior to launch and annually, provided arrangements for such reviews are made in advance, but SB will have the right to make all final determinations with respect to any differences of opinion that arise as part of such review.

         (b) MANUFACTURING. Corixa will provide reasonable quantities of preclinical test material for SB as required through the course of the Research Program at no additional charge to SB. These materials will include sufficient quantities of [***]. It is anticipated that SB will provide for later stage (clinical) and commercial requirements.

         (c) PRODUCT DEVELOPMENT. SB shall have responsibility for, and control of, the development and commercialization of each Product arising from this Agreement, including process development, delivery system and formulation development, preclinical studies, clinical studies, sales and marketing; provided however, that in no event shall this paragraph be deemed to limit in any way SB's diligence obligations with respect to development and commercialization of Product set forth in Section 4(a) hereof.

9.       DEFINITIONS.

         (a)  NET SALES.

              (i) For purposes of this Agreement, Net Sales shall be defined to mean the aggregate amounts invoiced by SB or its Affiliates, licensees or sublicensees to non-Affiliate third parties, less (i) normal customary trade discounts allowed and taken; (ii) rebates to wholesalers; (iii) returns; (iv) amounts for transportation including insurance; (v) shipping charges to purchasers if invoiced separately; (vi) taxes (not including any income taxes), and duties levied on sales; (vii) deduction allowed for government-mandated vaccine insurance premiums, such as the National Childhood Vaccine Injury Act in the US; (viii) a deduction, at standard cost, for special administration devices and the packaging and filling thereof such as pre-filled syringes; provided, in no event shall the total of items (iii) through
                    (vi) exceed [***] of Net Sales. Any commercial use of a Product by SB (including its Affiliates, licensees and sub licensees) shall be considered a sale hereunder for accounting and royalty purposes.

              (ii)  [***]


              (iii) [***]


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
         (b) KNOW-HOW shall mean all technical information, materials and know-how owned and/or controlled by Corixa now and/or during the longer of the Option Term or the term of the Research Program, as may be extended from time to time, which relates to Product and shall include, without limitation, all chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data and any other information relating to Product and useful for the development and commercialization of Product.

         (c) SECRET shall mean that the Know-How as a body or in the precise configuration and assembly of its components is not generally known or easily accessible, so that part of its value consists in the lead-time SB gains when it is communicated to it; Know-How is not limited to the narrow sense that each individual component of the Know-How should be totally unknown or unobtainable outside the Corixa's business.

         (d) SUBSTANTIAL shall mean that the Know-How includes information which is of importance for the whole or a significant part of (i) a manufacturing process or (ii) a product or service, or (iii) for the development thereof and excludes information which is trivial. Such Know-How must thus be useful, i.e., can reasonably be expected at the date of conclusion of the Agreement to be capable of improving the competitive position of SB, for example by helping SB to enter a new market or giving SB an advantage in competition with other manufacturers or providers of services who do not have access to the licensed Secret Know-How or other comparable Secret know-how;

         (e) IDENTIFIED shall mean that the Know-How is described or recorded in such a manner as to make it possible to verify that it fulfills the criteria of secrecy and substantiality and to ensure that SB is not unduly restricted in its exploitation of its own technology. To be identified the Know-How can either be set out in this Agreement or in a separate document or recorded in any other appropriate form at the latest when the Know-How is transferred or shortly thereafter, provided that the separate document or other record can be made available if the need arises.

         (f) AFFILIATE shall mean any entity owned, owning or under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Agreement.

         (g) CORIXA PATENTS shall mean all patents and patent applications (including those arising from the Research Program) which are now or become owned and/or controlled by Corixa during the longer of the Option Term or the term of the-Research Program, as may be extended from time to time, under which Corixa otherwise has, now or in the future, the right to grant licenses, which generically or specifically claim all or part of Product, a process for manufacturing Product, intermediates used in such process or a use of Product and any and all technology(ies) generated solely by Corixa during the Research Program. Included with the definition of Corixa Patents are any continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof. Also included within the definition of Corixa Patents are any patent applications which generically or specifically claim any improvements on Product or intermediates or manufacturing processes required or useful for production of Product which are developed by Corixa, or which Corixa otherwise has the right to grant licenses, now or in the future during the longer of the Option Term or the term of the Research Program, as may be extended from time to time. In no event shall Corixa Patents be deemed to include SB Patents.

         (h) JOINT RESEARCH PROGRAM PATENTS shall mean all patents and patent applications which cover Joint Inventions and which generically or specifically claim Product, a process for manufacturing Product, and intermediates used in such process or a use of Product and any and all technology(ies) generated during the Research Program. Included with the definition of Joint Research Program Patents are any continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof. Also included within the definition of Joint Research Program Patents are any patent applications which generically or specifically claim any improvements on Product or intermediates or manufacturing processes required or useful for production of Product which are developed jointly by Corixa and SB during the longer of the Option Term or the term of the Research Program, as may extended from time to time. In no event shall Joint Research Program Patents be deemed to include SB Patents.

         (i) SB PATENTS shall mean all patents and patent applications which are now or become owned and/or controlled by SB (other than jointly with Corixa), which SB otherwise has, now or in the future, the right to grant licenses, which generically or specifically claim an antigen or adjuvant included in Product. Included with the definition of SB Patents are any continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions thereof. In no event shall SB Patents be deemed to include either Corixa Patents or Joint Research Program Patents.

10.      JOINT RESEARCH TEAM.

         (a) A Joint Research Team will be established within thirty (30) days after the full execution of this Agreement, responsible for regular coordination and monitoring of the research activities. The team will consist of at least two (2) individuals from each of SB and Corixa. To facilitate such coordination, the parties will share all research data generated in this collaboration with each other on a prompt and regular basis, which shall be at a minimum, every three (3) months. The data generated shall be subject to the confidentiality provisions of Paragraph 14 of this Agreement. The Joint Research Team will review the Research Program annually, implement any mutually agreeable modifications and make recommendations related to possible Research Program or Option extensions to the respective senior management teams of each company. In the event that the members of the Joint Research Team are unable to agree on a particular course of action, any such disagreement shall be resolved in good faith by the CEO of Corixa and the Senior Vice President and General Manager of SB, respectively.

         (b) From the amounts specified in subparagraph 6(a) Corixa shall reinvest US [***] in the performance of the Research Program. In the event the amounts specified have not been dedicated fully to the Research Program, the Joint Research Team will decide how these amounts shall be allocated by Corixa to a further usage of the Research Program. On an annual basis, Corixa shall provide to the Joint Research Team a report in reasonable detail setting forth the use of funds provided by SB to Corixa under Section 6(a) of this Agreement.

11. EQUITY. Simultaneous with execution of this Agreement, Corixa will enter into good faith negotiations with SR One for the purchase by SR One of up to two million, five hundred thousand dollars ($2,500,000.00) of Corixa's Series B Preferred Stock.

12. INVENTIONS. Patentable inventions or discoveries which arise from the Research Program and which are made by an employee or agent of Corixa, solely or jointly other than with an employee or agent of SB, shall be owned by Corixa. Patentable inventions or discoveries which arise from the Research Program and which are made jointly by employees or agents of Corixa and SB shall be jointly owned by Corixa and SB and treated as joint inventions under the US laws applicable to joint inventions (collectively, "Joint Inventions"). Patentable inventions or discoveries which arise from the Research Program and which are made by an employee or agent of SB, solely or jointly other than with an employee or agent of Corixa, shall be owned by SB. Except as otherwise set forth in this Agreement, SB and Corixa shall retain their respective unrestricted rights to make, have made, use and sell all such inventions and discoveries which are owned solely by them. In the event this Agreement is terminated as a result of an uncured breach by SB under Section 20(c) hereof, without further action on the part of either party, Corixa will receive a non-royalty-bearing and exclusive license to all Joint Research Program Patents and Joint Inventions in the Mtb field and Know-How associated therewith; such license shall in no event include SB Patents. In such event, SB agrees to take all steps necessary to effectuate such license to Corixa.

13.      PATENTS; PROSECUTION AND LITIGATION.

         (a) Corixa shall have the right to prosecute and maintain all Corixa Patents and Joint Research Program Patents and shall do so in a timely manner. Corixa shall disclose to SB the complete texts of all patents and patent applications filed by Corixa which relate to any Product (including Corixa Patents) as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving any patent licensed herein anywhere in the

              Subterritory A. SB shall have the right to review all such pending applications and other proceedings and make recommendations to Corixa concerning them and their conduct. Corixa agrees to keep SB promptly and fully informed of the course of patent prosecution or other proceedings including by providing SB with copies of substantive communications, search reports and third party observations submitted to or received from patent offices throughout Subterritory A. Corixa shall provide such patent consultation to SB at no cost to SB. SB shall hold all information disclosed to it under this section as confidential.

         (b) In the event Corixa intends to abandon any patent or any part of a patent (including Corixa Patents) covered by this Agreement, it shall notify SB and SB shall have the right to assume responsibility for any such patent or part of patent.

         (c) In the event of the initiation of any suit by a third party against Corixa, SB or the Affiliates of either for patent infringement involving the manufacture, use, sale, distribution or marketing of any Product anywhere in Subterritory A, the party sued shall promptly notify the other party in writing. SB shall have the right but not the obligation to defend such suit at its own expense. Corixa and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

         (d) In the event that Corixa or SB becomes aware of actual or threatened infringement of a patent anywhere in Subterritory A, that party shall promptly notify the other party in writing. SB shall have the first right but not the obligation to bring, at its own expense, an infringement action against any third party and to use Corixa's name in connection therewith. If SB does not commence a particular infringement action within ninety (90) days, Corixa, after notifying SB in writing, shall be entitled to bring such infringement action at its own expense. The party conducting such action shall have full control over its conduct, including settlement thereof. In any event, Corixa and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

         (e) Corixa and SB shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party. In the event SB takes responsibility for such actions, it shall bear [***] and Corixa shall bear the remaining [***] provided that Corixa's remaining share of the expenses do not exceed [***] of royalties owed to Corixa by SB. Any excess amount shall be shared between SB and Corixa, with SB receiving [***] and Corixa receiving [***] of such excess. In the event Corixa takes responsibility for such actions, Corixa will undertake all actions at its own entire expense, and recover [***].

         (f) The parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement thereof concerning any Product.

         (g) DISCLAIMER OF WARRANTIES. CORIXA MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED OTHER THAN THOSE CONTAINED IN
              SECTION 19 BELOW, WITH RESPECT TO THE CORIXA PATENTS, THE RESEARCH PROGRAM PATENTS OR KNOW-HOW, AND ANY PRODUCTS RELATED THERETO INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.      CONFIDENTIALITY; PUBLICITY; PUBLICATIONS.

         (a) During the term of this Agreement, Corixa shall promptly disclose to SB and/or supply SB in a timely fashion with all Know-How and all inventions related to Mtb arising from the Research Program. In addition, each party will provide the other party with all information which is necessary or useful for obtaining the goals of the Research Program. Corixa shall also provide SB with quarterly reports on the progress of the Research Program.

         (b) During the term of this Agreement, each party shall promptly inform the other party of any information that it obtains or develops regarding the utility and safety of any Product(s) and shall promptly report to the other party any confirmed information of serious or unexpected reactions or side effects related to the utilization or medical administration of Product(s).

         (c) During the term of this Agreement and for five (5) years thereafter, irrespective of any termination earlier than the expiration of the term of this Agreement, Corixa and SB shall not use or reveal or disclose to any third party any confidential information received from the other party or otherwise developed by either party in the performance of activities in furtherance of this Agreement without first obtaining the written consent of the disclosing party, except as may be otherwise provided herein, or as may be required for purposes of investigating, developing, manufacturing or marketing any Product or for securing essential or desirable authorizations, privileges or rights from governmental agencies, or is required to be disclosed to a governmental agency, or is necessary to file or prosecute patent applications concerning any Product or to carry out any litigation concerning any Product. This confidentiality obligation shall not apply to such information which is or becomes a matter of public knowledge, or is already in the possession of the receiving party, or is disclosed to the receiving party by a third party having the right to do so, or is subsequently and independently developed by employees of the receiving party or Affiliates thereof who had no knowledge of the confidential information disclosed. The parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

         (d) Nothing herein shall be construed as preventing SB from disclosing any information received from Corixa to an Affiliate, sublicensee or distributor, provided such Affiliate, sublicensee or distributor has undertaken in writing a similar obligation of confidentiality with respect to the confidential information, with Corixa stated as a third party beneficiary thereof.

         (e) All confidential information disclosed by one party to the other shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this Agreement based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (1) that confidentiality of the other party's confidential information received from the other party under this Agreement remains the property of the other party and
              (2) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidential information and to insure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

         (f) The parties to this Agreement may disclose the nature of the intended Agreement in a press release following signature, provided, however, that the terms of the Agreement are not disclosed by either party. The wording of any press release must be agreed to by both parties in advance of its release, provided that such agreement is not unreasonably withheld by either party.

         (g) Neither party will publish or provide disclosure of information or inventions arising from the Research Program (a "Dissemination") without at least sixty (60) days prior written notice of such planned publication or disclosure. In the event any such Dissemination is determined by the other party to be detrimental to its intellectual property position, the disseminating party will delay such publication for a period sufficient to allow the other party to take the steps necessary to protect such intellectual property, including the filing of any patent applications, and/or deletion of its confidential information.

15. GOVERNING LAW; ARBITRATION. This Agreement will be governed by the laws of the State of Washington, USA. Any dispute, controversy or claim arising out of or in relation to this Agreement or the breach, termination or invalidity thereof, that cannot be settled amicably by agreement of the parties hereto, shall be finally settled by arbitration in accordance with the arbitration rules of the American Arbitration Association ("AAA"), then in force, by one or more arbitrators appointed in accordance with said rules; provided, however, that arbitration proceedings may not be instituted until the party alleging breach of this Agreement by the other party has given the other party not less than sixty
(60) days notice to remedy any alleged breach and the other party has failed to do so. The place of arbitration shall be Seattle, Washington, USA if arbitration is initiated by SB and New York, New York if initiated by Corixa. The award rendered shall be final and binding upon both parties. The judgment rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for any expert and other witnesses. The arbitration in such proceeding may expressly consider the amounts paid pursuant to Sections 6(a) and 6(b) hereof in considering any claim of damages. Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as necessary to protect either party's name, proprietary information, trade secrets, know-how or any other proprietary rights. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.

16.      MISCELLANEOUS.

         (a) TRADEMARK. SB shall be responsible for the selection, and SB shall be responsible for registration and maintenance, of all trademarks which are employed in connection with any Product or Combination Product and SB shall own and/or control any such trademarks; provided that prior to selection of such trademarks, SB shall provide Corixa an opportunity to review and comment on any such trademark.

         (b) FORCE MAJEURE. If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided; the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

         (c)  SEVERABILITY.

              (i) In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect;

              (ii) If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

         (d) ENTIRE AGREEMENT. This Agreement, entered into a of the date written above, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings except that the Non Disclosure Agreements between the parties dated 17 February 1995 and 10 August 1995 remain in full force and effect. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may mutually amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

17.      NOTICES.

         (a) Any notice required or permitted under this Agreement shall be sent by registered air mail, postage pre-paid, international cable or telex to the following addresses of the parties:

                        If to Corixa:
                        Corixa Corporation
                        1124 Columbia Street, Suite 464
                        Seattle, WA 98104
                        Attention:  President and Chief Executive Officer

                        If to SB:
                        SmithKline Beecham Biologicals s.a.
                        Rue de l'Institut 89
                        1330 Rixensart, Belgium
                        Attention:  Senior Vice President, General Manager

         (b) Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed.

18. ASSIGNMENT. This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Neither this Agreement nor any interest hereunder shall be assignable by either party without the written consent of the other provided, however, that either party may assign this Agreement and all patents related to this Agreement to an Affiliate or to any corporation or other entity with which it may merge or consolidate, and/or to any corporation or other entity to which it may transfer all or substantially all of its assets, without obtaining the consent of the other party; provided that the consent of the non-transferring party shall be required for any transfer of all or substantially all assets that materially alters the rights of such non-transferring party under this Section.

19.      WARRANTIES AND REPRESENTATIONS.

         (a) Each party warrants that it has the right to enter into this Agreement.



         (b) Nothing in this Agreement shall be construed as a warranty that patents covered by this Agreement are valid or enforceable or that their exercise will not infringe any patent rights of third parties.

         (c) Corixa acknowledges that in entering into this Agreement, SB has relied or will rely upon information supplied by Corixa, by Corixa's agents and/or representatives to SB pursuant to confidentiality agreements between the parties and pursuant to
              Section 14 hereof (all of such information being hereinafter referred to collectively as "Product Information") and Corixa warrants and represents that such Product Information has been accurate in all material respects.

         (d) The parties warrant to one another that neither of them has any present knowledge of the existence of any pre-clinical or clinical data or information covering any

              Product which suggests that there may exist toxicity, safety and/or efficacy concerns which may materially impair the utility and/or safety of Product.

20.      TERM AND TERMINATION.

         (a) In the event SB does not exercise its Option by the end of the Option Term, the Agreement will be terminated, except for the provisions of Sections 12, 14,15, 21(a) and 22. If this agreement is terminated by Corixa for breach by SB under Section 20(c) hereof, all rights to all intellectual property arising from the Research Program, including but not limited to Corixa Patents, Joint Research Program Patents and Know-How, but excluding SB Patents, shall, subject to the provisions of Section 12, revert to Corixa and SB shall retain no rights therein. All payments set forth in Paragraphs 6.(a) and 6.(b) will be guaranteed and non-refundable. Failure by Corixa to conduct the Research Program as detailed in Schedule 1 shall be considered a breach of Agreement and be subject to sub-paragraph 20(c) below and any amount previously paid by SB may be submitted for consideration in arbitration pursuant to Section 15.

         (b) Unless otherwise terminated, in the event the Option is exercised by SB, this Agreement shall expire upon the expiration, lapse or invalidation of the last remaining Corixa Patent or Joint Research Program Patent licensed to SB by Corixa hereunder. Expiration of this Agreement under this provision shall not preclude SB from continuing to market Product and to use Know-How without any further royalty payments.

         (c) If either party materially breaches the material provisions of this Agreement and if such breach is not cured within sixty (60) days after receiving written notice from the other party with respect to such breach, the non-breaching party shall have the right to terminate this Agreement by giving written notice to the party in breach provided the notice of termination is given within six (6) months of the breach and prior to cure thereof.


         (d) As set forth in Section 4(a) above, SB agrees it will exercise at least the same level of diligence in the clinical development and commercialization of Product within Subterritory A as it currently uses, or in the past has used, with respect to its own commercially successful products. However, prior to marketing Product in any given country, SB may terminate its development efforts and the license granted hereunder with respect to that Product and country upon one hundred eighty (180) days notice if in SB's reasonable judgment sales in such country would not be commercially viable. Thereafter, after beginning Product marketing efforts in any particular country, and continuing such efforts for [***] (the "Minimum Diligence Period"), SB may terminate sales efforts with respect to any single country by giving Corixa at least six (6) months prior written notice thereof. Such Minimum Diligence Period may be reduced below [***] by mutual agreement of the parties.

         (e) Either party may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of the United States or of any individual state or foreign country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver of trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed with sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

         (f) Notwithstanding the bankruptcy of Corixa, or the impairment of performance by Corixa of its obligations under this Agreement as a result of bankruptcy or insolvency of Corixa, SB shall be entitled to retain the rights and licenses granted herein, without any farther obligations to Corixa, subject to Corixa's right to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement.

21.      RIGHTS AND DUTIES UPON TERMINATION.

         (a) Upon termination of this Agreement, Corixa shall have the right to retain any sums already paid by SB hereunder, and SB shall pay all sums accrued hereunder which are then due, which, in each case, shall include all payments under 6(a) except to the extent such payments may be considered and reviewed by the arbitrator pursuant to Section 15 hereof.

         (b) Upon termination of this Agreement, SB shall notify Corixa of the amount of any Product SB and its subsidiaries and distributors then have on hand, the sale of which would, but for the termination, be subject to royalty, and SB and its sublicensces and distributors shall thereupon be permitted to sell that amount of any Product, provided that SB shall pay the royalty thereon at the time herein provided for.

22.      INDEMNIFICATION.

         (a) Subject to Section 22(b) hereof, from and after the Effective Date, except as otherwise herein specifically provided, each of the parties hereto shall defend, indemnify and hold harmless the other party and its Affiliates, successors and assigns, and their respective officers, directors, shareholders, partners and employees from and against all losses, damage, liability arid expense including legal fees but excluding punitive or consequential damages (including lost profits) ("Damages") incurred thereby or caused thereto arising out of or relating to
              (i) any breach or violation of, or failure to properly perform, any covenant or agreement made by such indemnifying party in this Agreement, unless waived in writing by the indemnified party; (ii) any breach of any of the representations or warranties made by such indemnifying party in this Agreement; or (iii) the gross negligence or willful misconduct of the indemnifying party.

         (b) If either SB or Corixa, or any Affiliate of SB or Corixa (in each case an "Indemnified Party"), receives any written claim which it believes is the subject of indemnity hereunder by either SB or Corixa, as the case may be (in each case an

              "Indemnifying Party"), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, including full particulars of such claim to the extent known to the Indemnified Party; provided, however, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and at the cost of the Indemnifying Party. If the Indemnifying Party does not so assume the defense of such claim, the Indemnified Party may assume such defense with counsel of its choice at the sole expense of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the Indemnified Party.

         (c) The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be borne solely by the Indemnifying Party.

         (d) No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided, however, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

Agreed to and accepted by:             Agreed to and accepted by:
CORIXA CORPORATION                     SMITHKLINE BEECHAM BIOLOGICALS S.A.


/s/ STEVEN GILLIS                      /s/ JEAN STEPHENNE
-------------------------------        -----------------------------------------
Steven Gillis                          Jean Stephenne
President and CEO                      Senior Vice President and General Manager

attachment: Schedule 1

                                   SCHEDULE 1

                                     [***]